Exhibit 10.1

Thomas Meier, PhD

Viopas Venture Consulting GmbH (VVC)

Poststrasse 20

8610 Uster, Schweiz

VVC Office Basel:
Thiersteinerallee 17, 4053 Basel
thomas@viopasventure.ch

Proteomedix AG

Wagistrasse 23,
8952 Schlieren, Schweiz	18. December 2023

Dear Ralph, Dear Christian
Dear Harry

Re.: Mandate Offer

As you know, with the signing and closing of the Share Exchange Agreement my mandate with ALTOS Venture has ended, as I have taken on the contractually defined role as Sellers' Representative. I shall serve in this function from the first business day after the signing and closing (18. December 2023) until the Conversion of the Series B Preferred Shares into Common Shares.

In addition to my role as Sellers' Representative, I am also offering my service in support of post merger integration between Proteomedix AG and Onconetix Inc.; such service being entirely at the discretion of the company.

In light of these activities, I propose the following Mandate Offer and fee structure

A)	Mandate as Sellers' Representative: remuneration at CHF 400.-/hr (plus VAT) according to sufficiently detailed description of services/activities rendered. This mandate shall automatically terminate the day after the Conversion event (as defined in the Share Exchange Agreement).

B)	Mandate as Company Advisor: Service rendered upon explicit request by the company (expressed verbally or by email instruction). Here, I would charge a reduced rate of CHF 350.- /hr (plus VAT) as reported separately in the list of services/activities. It is understood that the decision to use my services as Company Advisor is in the sole discretion of the company.

Miscellaneous:

●	Any round-trip travel to Schlieren is charged at a fix fee of CHF 350.- {plus VAT); such fee already includes all travel-related expensed.

●	From time to time {typically on a monthly basis or as agreed otherwise) I shall invoice both mandates as described above to Proteomedix AG (the Swiss subsidiary of Onconetix Inc.) via Viopas Venture Consulting GmbH.

●	I shall act as independent consultant and not an employee, officer, or similar function.

●	This Mandate Offer shall be governed by the laws of Switzerland.

I would be delighted to support Onconetix going forward and collaborate with management under the conditions summarized herein.

With kind regards,

/s/ Thomas Meier, PhD

Thomas Meier, PhD

Managing Partner

We accept the Mandate Offer and fee structure.

Schlieren, 01/04/2024

/s/ Ralph Schiess, PhD	/s/ Christian Brühlmann
Ralph Schiess, PhD	Christian Brühlmann